UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 30, 2006 (May 23, 2006)
Education Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

001-32417	201352180

(Commission File Number)	(I.R.S. Employer Identification No.)

530 Oak Court Drive, Suite 300
Memphis, Tennessee	38117

(Address of Principal Executive Offices)	(Zip Code)
901-259-2500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Education Realty Trust, Inc. (the “Company”) maintains an executive cash bonus program administered by the Compensation Committee of the Company’s Board of Directors. The purpose of the program is to reward executive officers of the Company, including the chief executive officer, for successful achievement of certain corporate and individual performance goals. Under the terms of the bonus plan, each participant is eligible to receive a cash bonus from the Company in a dollar amount equal to a percentage of his or her annual base salary in effect as of the end of each applicable fiscal year based on the achievement of certain individual and Company-wide performance targets. The Compensation Committee historically sets a one year performance period payable in March of each year and establishes in advance a list of specific corporate and individual goals as well as specific bonus amounts tied to each goal.
     On May 23, 2006, the Compensation Committee approved executive goals and associated bonus target amounts for fiscal year 2006, which will be earned upon the achievement of certain individual performance objectives established by the executive officer and certain corporate financial goals based on pre-tax net operating income. The actual bonuses payable for fiscal year 2006 will vary depending on the extent to which actual performance meets, exceeds, or falls short of the targets approved by the Compensation Committee.
     The Incentive Compensation Plan for Executive Officers is set forth on Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1*	Incentive Compensation Plan for Executive Officers
     * Management contract or compensatory plan.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Education Realty Trust, Inc.
Date: May 30, 2006	By:	/s/ Randall H. Brown
Randall H. Brown
Chief Financial Officer, Secretary and Treasurer

INDEX TO EXHIBITS

Exhibit
No.	Description
10.1*	Incentive Compensation Plan for Executive Officers
     * Management contract or compensatory plan.